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                                                                      EXHIBIT 11

                     AMENDMENT NO.1 TO RIGHTS AGREEMENT,
                          DATED AS OF JULY 26, 1999,
                           BETWEEN THE COMPANY AND
                   FIRST CHICAGO TRUST COMPANY OF NEW YORK

     THIS AMENDMENT NO. 1, dated as of July 26, 1999 (this "Amendment"), to the Rights Agreement, dated as of December 22, 1999 (the "Rights Agreement"), HOST MARRIOTT SERVICES CORPORATION, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK (the "Rights Agent").

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

     The Company, Autogrill, S.p.A., a corporation organized under the laws of the Republic of Italy ("Parent") and Autogrill Acquisition Co. (the "Subsidiary") have entered into an Agreement and Plan of Merger dated as of July 26, 1999.

     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. Section 1.(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

          "Notwithstanding anything in this Agreement to the contrary, no Person who or which, together with all Affiliates and Associates of such Person, is or shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding shall be an "Acquiring Person" solely as the result of the acquisition by Parent or any Affiliate of Parent of Beneficial Ownership of shares of Common Stock pursuant to the Offer (as defined in the Agreement and Plan of Merger dated as of July 26, 1999 by and among Autogrill, S.p.A., a corporation organized under the laws of the Republic of Italy, Autogrill Acquisition Co., a Delaware corporation and the Company (the "Plan of Merger")), or pursuant to the Merger (as defined in the Plan of Merger), in each case in accordance with the terms of the Plan of Merger, as the same may from time to time be amended."

     2. Section 3.(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger or (ii) the making or acceptance for payment of shares of Common Stock pursuant to the Offer or the consummation of the Merger or the other transactions contemplated thereby, in each case in accordance with the terms of the Plan of Merger, as the same may from time to time be amended."

     3. Section 13.(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

          "Notwithstanding anything in this Agreement to the contrary, a transaction of the kind referred to in this Section 13.(a) shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger or (ii) the making or acceptance for payment of shares of Common Stock pursuant to the Offer or the consummation of the Merger or the other transactions contemplated thereby, in each case in accordance with the terms of the Plan of Merger, as the same may from time to time be amended."
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     4. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

     5. The Rights Agreement, as amended by this Amendment, and each Right Certificate issued under the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     6. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     7. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     8. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Right Agreement to be duly executed as of the day and year first above written.

                                          HOST MARRIOTT SERVICES CORPORATION

                                          By:  /s/ Joe P. Martin
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                                            Title: Senior Vice President

                                          FIRST CHICAGO TRUST COMPANY OF
                                            NEW YORK

                                          By:     /s/ Charles D. Keryc
                                            ------------------------------------
                                            Title: Vice President